Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 8, 2019

Relating to Preliminary Prospectus Supplement dated August 8, 2019

Registration No. 333-223097

MAGELLAN MIDSTREAM PARTNERS, L.P.

$500,000,000 3.950% SENIOR NOTES DUE 2050

Issuer:	Magellan Midstream Partners, L.P.

Expected Ratings (Moody’s/S&P)*:	Baa1 / BBB+

Note Type:	Senior Unsecured Notes

Title of Securities:	3.950% Senior Notes due 2050

Pricing Date:	August 8, 2019

Settlement Date (T+7)**:	August 19, 2019

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2020

Maturity Date:	March 1, 2050

Principal Amount:	$500,000,000

Benchmark Treasury:	3.000% due February 15, 2049

Benchmark Treasury Price/Yield:	116-15 / 2.235%

Spread to Benchmark Treasury:	+172 basis points

Yield to Maturity:	3.955%

Coupon:	3.950%

Public Offering Price:	99.910% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:	Prior to September 1, 2049, at a price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on September 1, 2049, but for the redemption, (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; plus, in either case, accrued and unpaid interest, if any, to the date of redemption.

Par Call:	On or after September 1, 2049, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date.

CUSIP / ISIN:	559080AP1 / US559080AP17

Joint Book-Running Managers:	Barclays Capital Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

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*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the notes will be made to investors on or about August 19, 2019, which will be the seventh business day following the date hereof (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day prior to delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, PNC Capital Markets LLC at 1-855-881-0697, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786, TD Securities (USA) LLC at 1-855-495-9846 or Wells Fargo Securities, LLC at 1-800-645-3751.